EXHIBIT 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) promulgated under the Securities and Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with each other on behalf of (may be deemed to have) beneficially owned by each of them to such a statement on Schedule 13G with respect to the ordinary shares, par value of US$0.001 per share, of China Liberal Education Holdings Limited, a Cayman Islands exempted company. It is understood and agreed that a copy of this Joint Filing Agreement shall be attached as an exhibit to the Schedule 13G, filed on behalf of each of the parties hereto.

The undersigned hereby agree that they are filing this statement jointly pursuant to Rule 13d-1(k)(1). Each of them is responsible for the timely filing of such Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of March 6, 2023.

Coast Flagship Investment SPC-Harvest IPO Mixed Strategy Investment SP

/s/	Fan Kwan Ho
Name:	Fan Kwan Ho
Title:	Director

Coast Interntional Asset Management Limited

/s/	Wang Jing
Name:	Wang Jing
Title:	Sole-Director

Coast International Financial Holdings Limited

/s/	Wang Jing
Name:	Wang Jing
Title:	Sole-Director

Fan Kwan Ho

/s/	Fan Kwan Ho
Name	Fan Kwan Ho

Wang Jing

/s/	Wang Jing
Name:	Wang Jing